Exhibit 5.1

April 27, 2004

UnitedGlobalCom, Inc.

4643 South Ulster Street

Denver, Colorado 80237

Dear Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 27, 2004 (the “Registration Statement”) by UnitedGlobalCom, Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 41,873,509 shares of its Class A Common Stock, par value $0.01 per share (the “Common Stock”), which may be offered and issued under the UnitedGlobalCom, Inc. Equity Incentive Plan (the “Equity Incentive Plan”).

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Class A Common Stock, when sold and delivered by the Company pursuant to the Equity Incentive Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Sincerely,

HOLME ROBERTS & OWEN LLP

By:	/S/ Garth B. Jensen
Garth B. Jensen, Partner